SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

UNDER THE SECURITIES ACT OF 1934

(Amendment No. 9)

Assured Guaranty Ltd.

(Name of Issuer)

Common Shares, par value $0.01 per share

(Title and Class of Securities)

G0585R106

(CUSIP Number)

WL Ross Group, L.P.

1166 Avenue of the Americas

New York, New York 10036

Attention: Michael J. Gibbons

Telephone Number: (212) 826-1100

Facsimile Number: (212) 317-4891

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 19, 2014

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☐.

(Continued on following pages)

(Page 1 of 17 Pages)

Schedule 13D/A

CUSIP No. G0585R106	Page 2 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund IV, L.P. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 9,027,115 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 9,027,115 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,027,115 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95% (1) (2)
14	TYPE OF REPORTING PERSON PN

(1)	The shares are held directly by WLR Recovery Fund IV, L.P. (“Fund IV”). Wilbur L. Ross, Jr. (“Mr. Ross”) is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV. Accordingly, WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by Fund IV.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 3 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund III, L.P. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 736,676 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 736,676 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 736,676 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40% (1) (2)
14	TYPE OF REPORTING PERSON PN
(1)	The shares are held directly by WLR Recovery Fund III, L.P. (“Fund III”). Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates III LLC. WLR Recovery Associates III LLC is the general partner of Fund III. Accordingly, WLR Recovery Associates III LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by Fund III.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 4 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR IV Parallel ESC, L.P. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 31,017 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 31,017 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,017 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (1) (2)
14	TYPE OF REPORTING PERSON PN
(1)	The shares are held directly by WLR IV Parallel ESC, L.P. (“Parallel Fund”). Invesco WLR IV Associates LLC is the general partner of Parallel Fund. Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of WLR IV Parallel ESC, L.P. to, among other things, exercise all rights, powers and privileges with respect to the Class A Common Stock owned by WLR IV Parallel ESC, L.P. that it deems fit. Accordingly, Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross can be deemed to share beneficial ownership over the shares to be held directly by Parallel Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 5 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR/GS Master Co-Investment, L.P. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 437,030 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 437,030 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 437,030 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.24% (1) (2)
14	TYPE OF REPORTING PERSON PN
(1)	The shares are held directly by WLR/GS Master Co-Investment, L.P. (“WLR/GS Fund”). Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Master Co-Investment GP, LLC. WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund. Accordingly, WLR Master Co-Investment GP, LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by WLR/GS Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 6 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR AGO Co-Invest, L.P. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 615,345 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 615,345 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 615,345 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.34% (1) (2)
14	TYPE OF REPORTING PERSON PN
(1)	The shares are held directly by WLR AGO Co-Invest, L.P. (“Co-Invest Fund”, which, together with Fund IV, Fund III, Parallel Fund and WLR/GS Fund, are sometimes referred to as the “WLR Funds”). Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of Co-Invest Fund. Accordingly, WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by Co-Invest Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 7 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates IV LLC (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 9,642,460 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 9,642,460 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,642,460 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.29% (1) (2)
14	TYPE OF REPORTING PERSON IA
(1)	The shares are held directly by Fund IV and Co-Invest Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV and Co-Invest Fund. Accordingly, WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by Fund IV and Co-Invest Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 8 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates III LLC (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 737,676 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 737,676 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 737,676 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40% (1) (2)
14	TYPE OF REPORTING PERSON IA
(1)	The shares are held directly by Fund III. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates III LLC. WLR Recovery Associates III LLC is the general partner of Fund III. Accordingly, WLR Recovery Associates III LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by Fund III.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 9 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco WLR IV Associates LLC (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 31,017 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 31,017 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,017 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (1) (2)
14	TYPE OF REPORTING PERSON IA

(1)	The shares are held directly by Parallel Fund. Invesco WLR IV Associates LLC is the general partner of Parallel Fund. Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of WLR IV Parallel ESC, L.P. to, among other things, exercise all rights, powers and privileges with respect to the Class A Common Stock owned by WLR IV Parallel ESC, L.P. that it deems fit. Accordingly, Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross can be deemed to share beneficial ownership over the shares to be held directly by Parallel Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 10 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco Private Capital, Inc. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 31,017 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 31,017 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,017 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (1) (2)
14	TYPE OF REPORTING PERSON IA

(1)	The shares are held directly by Parallel Fund. Invesco WLR IV Associates LLC is the general partner of Parallel Fund. Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of WLR IV Parallel ESC, L.P. to, among other things, exercise all rights, powers and privileges with respect to the Class A Common Stock owned by WLR IV Parallel ESC, L.P. that it deems fit. Accordingly, Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross can be deemed to share beneficial ownership over the shares to be held directly by Parallel Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 11 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Master Co-Investment GP LLC (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 437,030 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 437,030 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 437,030 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.24% (1) (2)
14	TYPE OF REPORTING PERSON IA

(1)	The shares are held directly by WLR/GS Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Master Co-Investment GP, LLC. WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund. Accordingly, WLR Master Co-Investment GP, LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares held directly by WLR/GS Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 12 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WL Ross Group, L.P. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 10,848,183 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 10,848,183 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,848,183 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95% (1) (2)
14	TYPE OF REPORTING PERSON IA

(1)	9,027,115 of the shares are held directly by Fund IV, 737,676 of the shares are held directly by Fund III, 31,017 of the shares are held directly by Parallel Fund, 437,030 of the shares are held directly by WLR/GS Fund and 615,345 of the shares are held directly by Co-Invest Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of each of WLR Recovery Associates IV LLC, WLR Recovery Associates III LLC and WLR Master Co-Investment GP, LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV and Co-Invest Fund. WLR Recovery Associates III LLC is the general partner of Fund III. WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of WLR IV Parallel ESC, L.P. to, among other things, exercise all rights, powers and privileges with respect to the Class A Common Stock owned by WLR IV Parallel ESC, L.P. that it deems fit. Accordingly, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross can be deemed to share voting and dispositive power over the shares held directly by Fund IV, Fund III, Parallel Fund, WLR/GS Fund and Co-Invest Fund. WL Ross & Co. LLC serves as the investment manager of the funds that hold these shares.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 13 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) El Vedado, LLC (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 10,848,183 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 10,848,183 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,848,183 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95% (1) (2)
14	TYPE OF REPORTING PERSON IA

(1)	9,027,115 of the shares are held directly by Fund IV, 737,676 of the shares are held directly by Fund III, 31,017 of the shares are held directly by Parallel Fund, 437,030 of the shares are held directly by WLR/GS Fund and 615,345 of the shares are held directly by Co-Invest Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of each of WLR Recovery Associates IV LLC, WLR Recovery Associates III LLC and WLR Master Co-Investment GP, LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV and Co-Invest Fund. WLR Recovery Associates III LLC is the general partner of Fund III. WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of WLR IV Parallel ESC, L.P. to, among other things, exercise all rights, powers and privileges with respect to the Class A Common Stock owned by WLR IV Parallel ESC, L.P. that it deems fit. Accordingly, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross can be deemed to share voting and dispositive power over the shares held directly by Fund IV, Fund III, Parallel Fund, WLR/GS Fund and Co-Invest Fund.
(2)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Schedule 13D/A

CUSIP No. G0585R106	Page 14 of 17 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Wilbur L. Ross, Jr. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,466 (2)
	8	SHARED VOTING POWER 10,848,183 (1)
	9	SOLE DISPOSITIVE POWER 15,466 (2)
	10	SHARED DISPOSITIVE POWER 10,848,183 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,863,649 (1) (2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.96% (1) (2) (3)
14	TYPE OF REPORTING PERSON IN

(1)	9,027,115 of the shares are held directly by Fund IV, 737,676 of the shares are held directly by Fund III, 31,017 of the shares are held directly by Parallel Fund, 437,030 of the shares are held directly by WLR/GS Fund and 615,345 of the shares are held directly by Co-Invest Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of each of WLR Recovery Associates IV LLC, WLR Recovery Associates III LLC and WLR Master Co-Investment GP, LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV and Co-Invest Fund. WLR Recovery Associates III LLC is the general partner of Fund III. WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of WLR IV Parallel ESC, L.P. to, among other things, exercise all rights, powers and privileges with respect to the Class A Common Stock owned by WLR IV Parallel ESC, L.P. that it deems fit. Accordingly, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross can be deemed to share voting and dispositive power over the shares held directly by Fund IV, Fund III, Parallel Fund, WLR/GS Fund and Co-Invest Fund.
(2)	All of the shares are held directly by Mr. Ross, which have been granted to him by the Issuer as annual retainers.
(3)	Based on 182,355,159 shares outstanding as of February 21, 2014, as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2013.

Amendment No. 9 to Schedule 13D

This Amendment No. 9 to Schedule 13D (this “Schedule 13D/A”) amends and supplements the Schedule 13D originally filed on March 10, 2008 and amended on April 9, 2008, May 7, 2008, September 19, 2008, November 14, 2008, June 25, 2009, August 26, 2011, December 5, 2011 and June 3, 2013 (as so amended, the “Statement”) by Mr. Ross and the entities affiliated with him listed in Item 2 of this Statement (each, a “Reporting Person” and collectively, the “Reporting Persons”).

This Schedule 13D/A amends and supplements the Statement as follows:

Item 5. Interest in Securities of the Issuer.

The following is added to the end of Item 5(c) of the Statement as follows:

On March 19, 2014, Fund IV, Fund III, Parallel Fund, WLR/GS Fund, Co-Invest Fund and Mr. Ross (together, the “Sellers”) sold an aggregate of 4,000,000 shares of Common Stock (the “Transaction”), at a price of $25.43 per share, as set forth below:

•	Fund IV: 3,323,787 shares

•	Fund III: 271,612 shares

•	Parallel Fund: 11,421 shares

•	WLR/GS Fund: 160,915 shares

•	Co-Invest Fund: 226,570 shares

•	Mr. Ross: 5,695 shares

The numbers of shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power following the Transaction is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D/A for each of the Reporting Persons, and such information is incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The following is added to the end of Item 6 of the Statement as follows:

In connection with the Transaction, the Sellers entered into a lock-up agreement with Goldman, Sachs & Co., pursuant to which the Sellers agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, hedge or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock for a period of 60 days beginning on March 19, 2014.

The foregoing description of the lock-up agreement is intended as a summary only and is qualified in its entirety by reference to the lock-up agreement, which is filed as Exhibit 1 to this Amendment No. 9 and is incorporated by reference herein.

Item 7. Material to be Filed As Exhibits.

Exhibit 1:	Lock-Up Agreement by and among WLR Recovery Fund IV, L.P., WLR Recovery Fund III, L.P., WLR IV Parallel ESC, L.P., WLR/GS Master Co-Investment, L.P., WLR AGO Co-Invest, L.P., Wilbur L. Ross, Jr. and Goldman, Sachs & Co.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 20, 2014

WLR RECOVERY FUND IV, L.P.
By:	WLR Recovery Associates IV LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR RECOVERY FUND III, L.P.
By:	WLR Recovery Associates III LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR IV PARALLEL ESC, L.P.
By:	INVESCO WLR IV Associates LLC, its General Partner
By:	Invesco Private Capital, Inc., its Managing Member

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR/GS MASTER CO-INVESTMENT, L.P.
By:	WLR Master Co-Investment GP LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR AGO CO-INVEST, L.P.
By:	WLR Recovery Associates IV LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

INVESCO WLR IV ASSOCIATES LLC
By:	Invesco Private Capital, Inc its Managing Member

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

INVESCO PRIVATE CAPITAL, INC.

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR RECOVERY ASSOCIATES IV LLC
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR RECOVERY ASSOCIATES III LLC
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WLR MASTER CO-INVESTMENT GP LLC
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

WL ROSS GROUP, L.P.
By:	El Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

EL VEDADO, LLC

By:	/s/ Michael J. Gibbons
Michael J. Gibbons
Authorized Person

/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.